Exhibit 99.1

2013 Base Salaries and Target Discretionary Bonuses

Officer	Position	2013 Base Salary	2013 Target Discretionary Bonus
Shane Evangelist	Chief Executive Officer	$425,000	$340,000
David Robson	Chief Financial Officer	$300,000	$150,000
Aaron E. Coleman	Chief Operating Officer	$300,000	$150,000
Houman Akhavan	Vice President of Marketing	$270,000	$95,000
Charlie Fischer	Senior Vice President, Global Sourcing and Procurement	$230,000	$90,000